Exhibit 99.1

ZONES ANNOUNCES THIRD QUARTER OF 2003 RESULTS

    AUBURN, Wash.--(BUSINESS WIRE)--Nov. 13, 2003--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq: ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three month period ended September 30, 2003. Total net sales were $112.7 million in the third quarter of 2003 compared to $102.4 million in the third quarter of 2002. The Company reported net income of $134,000, or $0.01 per share, for the third quarter of 2003 compared with net income of $124,000, or $.01 per share, for the same quarter a year ago.
    Net sales for the nine months ended September 30, 2003 were $330.4 million compared to $310.0 million for the corresponding period of the prior year. The net loss for the nine months ended September 30, 2003 was $636,000 or $.05 per share compared to net earnings in the first nine months of 2002 of $577,000, or $0.04 per share.

    Operating Highlights

    Consolidated outbound sales to the small to medium sized business ("SMB"), large customer accounts and the public sector market increased 22.4% to $101.3 million in the third quarter of 2003 compared to $82.8 million in the same period of 2002. The sales to these customers increased as a percent of total net revenue for the three-month period ending September 30, 2003 to 89.8% from 80.8% at September 30, 2002. This shift in sales mix is consistent with the Company's direct model focused on selling into the SMB and large customer markets.
    Gross profit margins were 11.9% in the third quarter of 2003, up sequentially from 10.9% in the second quarter of 2003 and 10.5% in the third quarter of 2002. Gross profit margins were increased by vendor programs as well as the Company's January 1, 2003 adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)." See Footnote I below for additional information on EITF 02-16.
    Gross profit margins as a percent of sales will continue to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses as a percent of net sales were 9.9% in the third quarter of 2003, flat compared to the corresponding period of the prior year, but an increase sequentially from 9.1% for the second quarter of 2003. The increase is primarily due to the Company moving its corporate headquarters. These expenses will be mitigated by lease incentives over the duration of the lease. The Company also incurred charges arising from the going-private proposal for legal and financial advisory fees incurred by the special committee.

    Asset Management

    The Company ended the third quarter of 2003 with a cash balance of $1.6 million, a slight decline from the $1.8 million cash at the end of the second quarter of 2003. In addition, the Company continued to utilize its cash position to take advantage of favorable discount terms offered by certain vendors. Consolidated working capital was $18.0 million at September 30, 2003.
    Net inventory of $12.7 million at September 30, 2003 increased slightly from $12.5 million compared to the balance at June 30, 2003. Inventory turns decreased slightly to 28 times annually. Trade accounts receivable increased to $48.3 million at September 30, 2003 from $48.1 million at June 30, 2003. Days sales outstanding were 49 days at September 30, 2003.

    Footnote I

    During the first quarter of 2003, the Company adopted Emerging Issues Task force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a vendor by a Customer (Including a Reseller of the Vendor's Products)." The income statement classification of EITF 02-16 covers vendor consideration related to agreements entered into, or modified, after January 1, 2003. EITF 02-16 requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. The Company provides numerous advertising programs to support its vendors, some of these programs relate to multiple vendors while other are performed on behalf of an individual vendor for a specific program.

    About Zones, Inc.

    Zones, Inc. and its affiliates are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.




                              ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                       September 30,    December 31,
                                           2003            2002
                                      --------------- ---------------
ASSETS
Current assets
 Cash and cash equivalents                 $   1,617       $   9,048
 Receivables, net                             57,504          45,368
 Inventories, net                             12,692          11,273
 Prepaids                                      1,185           1,239
 Deferred income taxes                         2,536           2,514
                                      --------------- ---------------
      Total current assets                    75,534          69,442

Property and equipment, net                    4,527           5,565
Goodwill                                       4,075               -
Deferred income tax                            5,364           4,771
Other assets                                     261             174
                                      --------------- ---------------
      Total assets                         $  89,761       $  79,952
                                      =============== ===============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                          $  42,385       $  38,453
 Accrued liabilities and other                10,754           9,960
 Line of credit                                3,514               -
 Current portion of capital lease
  obligations                                     30             226
 Current portion of deferred rent
  obligations                                      -             216
 Notes payable                                   833               -
                                      --------------- ---------------
      Total current liabilities               57,516          48,855

Notes payable, net of current portion          1,667
Deferred rent                                     85               -
                                      --------------- ---------------
      Total liabilities                       59,268          48,855
                                      --------------- ---------------

Commitments and contingencies

Shareholders' equity:
 Common stock                                 39,586          39,554
 Accumulated deficit                          (9,093)         (8,457)
                                      --------------- ---------------
      Total shareholders' equity              30,493          31,097
                                      --------------- ---------------
      Total liabilities &
       shareholders' equity                $  89,761       $  79,952
                                      =============== ===============


                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                            For the three           For the nine
                                months                  months
                         ended September 30,     ended September 30,
                           2003       2002         2003       2002
                       ----------- ----------- ----------- -----------

Net sales                $112,697    $102,365    $330,436    $309,984
Cost of sales              99,224      91,595     293,685     277,840
                       ----------- ----------- ----------- -----------

 Gross profit              13,473      10,770      36,751      32,144
Selling, general and
 administrative
 expenses                  11,149      10,145      32,238      30,135
Advertising expense         1,856         411       5,308       1,067
                       ----------- ----------- ----------- -----------
 Income (loss) from
  operations                  468         214        (795)        942
                       ----------- ----------- ----------- -----------

Other (income)
 expense:                     141           3         236          (9)

Income (loss) before
 income taxes                 327         211      (1,031)        951
Provision (benefit)
 for income taxes             193          87        (395)        374
                       ----------- ----------- ----------- -----------

 Net income (loss)       $    134    $    124    $   (636)   $    577
                       =========== =========== =========== ===========


 Basic earnings (loss)
  per share              $   0.01    $   0.01    $  (0.05)   $   0.04
 Shares used in
  computation of basic
  earnings (loss) per
  share                    13,623      13,594      13,625      13,580

 Diluted earnings
  (loss) per share       $   0.01    $   0.01    $  (0.05)   $   0.04
 Shares used in
  computation of
  diluted earnings
  (loss) per share         13,721      13,705      13,625      13,659
                       =========== =========== =========== ===========

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000